                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                       ENERGY CONVERGENCE HOLDING COMPANY
                                    ("BUYER")


                                       AND


                        BRITISH GAS ATLANTIC HOLDINGS BV
                                   ("SELLER")






                              DATED: JUNE 14, 1999
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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is entered into on June 14, 1999, by and between Energy Convergence Holding Company, an Illinois corporation ("Buyer"), and British Gas Atlantic Holdings BV, a Netherlands corporation ("Seller").

                                    RECITALS:

         1. Seller owns 1,802 shares of common stock of BG Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Seller (the "Company"), which represent all of the outstanding shares of common stock of the Company.

         2. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the outstanding shares of common stock of the Company (the "Shares"), in accordance with terms and conditions of this Agreement.

         3. To induce Buyer to purchase the Shares, simultaneously herewith, British Gas Overseas Holdings, a United Kingdom company ("Guarantor" and, together with Seller, the "Seller Parties"), has executed and delivered a guaranty (the "Guaranty") in favor of Buyer.

         4. This Agreement is being entered into in connection with the Merger Agreement (as defined) and is an integral part of the transactions contemplated thereby.

         5. Undefined capitalized terms herein are defined in the Merger Agreement.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, Buyer and Seller agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS


         "Action" means any action, lawsuit, proceeding, hearing, notice, investigation, mediation, arbitration, complaint, claim or demand.

         "Additional Cash Consideration" is defined in Section 2.2.

         "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with another Person.
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         "After-Tax Basis" means, with respect to an indemnity payment, the amount necessary to hold the indemnified party harmless on an after-tax basis, after taking into account in the taxable year of payment any Taxes deemed payable (as provided below) by the indemnified party as a result of such indemnification payment, and any Tax benefits deemed realized (as provided below) by the indemnified party (or any of its Affiliates) in respect of, or as a result of a deduction or credit for, any indemnified Taxes or Damages required to be paid by the indemnified party. The amount of any payment in the preceding sentence (to the extent taxable) as well as the amount of any indemnified Tax, and Tax benefits shall be determined as if the relevant indemnified party (and any combined or consolidated group of which it is a member) were taxed at the highest marginal rate applicable to corporations in such jurisdiction.

         "Agreement" is defined in the preface to this Agreement.

         "Balance Sheet" is defined in Section 3.10.

         "Buyer" is defined in the preface to this Agreement.

         "Buyer Common Stock" means the Class A common stock of Buyer, no par value per share, to be issued pursuant to the Amended and Restated Newco Articles.

         "Closing" is defined in Section 2.3.

         "Closing Date" is defined in Section 2.3.

         "Company" is defined in the recitals to this Agreement.

         "Contest" is defined in Section 6.3(b).

         "Damages" is defined in Section 7.1.

         "Dynegy" means Dynegy Inc., a Delaware corporation.

         "Dynegy Stock" is defined in Section 3.8.

         "Governmental Authority" means any governmental or regulatory authority or agency, court or similar entity.

         "Material Adverse Effect" means, with respect to a particular Person, any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, or results of operations of such Person and its subsidiaries, taken as a whole

         "Merger Agreement" is defined in Section 8.2.


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         "Mergers" means the mergers contemplated under the Merger Agreement.

         "Person" means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

         "Post-Closing Period" is defined in Section 6.2(b).

         "Pre-Closing Period" is defined in Section 6.1(a).

         "Preferred Stock" means the Series A Convertible Preferred Stock to be issued pursuant to the Statement of Resolutions Establishing Series of Series A Convertible Stock of Buyer, in the form of Exhibit B to the Merger Agreement.

         "Purchase Price" is defined in Section 2.2.

         "Seller" is defined in the preface to this Agreement.

         "Seller Parties" is defined in the recitals to this Agreement.

         "Shares" is defined in the recitals to this Agreement.

         "Stock Consideration" is defined in Section 2.2.

         "Stockholders Agreement" is defined in Section 3.6.

         "Straddle Period" is defined in Section 6.1(c).

         "Tax Indemnification Event" is defined in Section 6.3(a).

         "Tax Returns" means all originally filed or amended federal, state and local tax returns, declarations, statements, certifications, notices, reports, schedules, forms and information returns relating to Taxes.

         "Third Party Claim" is defined in Section 7.4(a).

         "Voting Agreement" is defined in Section 3.6.


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                                  ARTICLE II.

                                BASIC TRANSACTION

         2.1 PURCHASE AND SALE OF THE SHARES. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, grant, transfer, convey, assign, and deliver, and agrees to cause to be sold, granted, transferred, conveyed, assigned and delivered to Buyer, the Shares at the Closing for the consideration specified in this Article II.

         2.2 PURCHASE PRICE. Buyer agrees to pay to Seller at the Closing (the "Purchase Price"), consideration consisting of (a) that number of shares of Preferred Stock (the "Stock Consideration") equal to the product of (i) the quotient of the Illinova Average Price and $50.00, and (ii) the number of shares of Buyer Common Stock that the Company would have received pursuant to the Merger Agreement had it elected to receive only the Cash Consideration with respect to all of the Dynegy Stock, plus (b) the amount of cash (the "Additional Cash Consideration") that the Company would have received pursuant to the Merger Agreement had it elected to receive only the Cash Consideration with respect to all of the Dynegy Stock.

         2.3 THE CLOSING. The closing of the purchase and sale of the Shares (the "Closing") shall take place (i) at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. at 1900 Pennzoil Place, South Tower, 711 Louisiana, Houston, Texas, or such other location at which the closing of the Mergers occurs, immediately prior to the closing of the Mergers, or (ii) or at such other time or place or on such other date as the parties hereto shall agree, subject to the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions to take place at the Closing (other than conditions with respect to actions the respective parties will take at the Closing itself). The date of the Closing is referred to as the "Closing Date."

         2.4 DELIVERIES AT THE CLOSING. At the Closing:

                  (a) Seller will deliver to Buyer all of the certificates, instruments, and documents listed below:

                           (i) the stock certificates representing the Shares
                  duly endorsed in blank, or accompanied by stock powers duly executed in blank, and otherwise in form reasonably acceptable to Buyer for transfer on the books of the Company;

                           (ii) the corporate records of the Company as of the
                  Closing Date;

                           (iii) the written resignation of (A) each member of
                  the board of directors of the Company and (B) each officer of the Company, such resignations to be effective on the Closing Date;


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                           (iv) the bank accounts of the Company and any funds
                  therein;

                           (v) a statement, issued by the Company pursuant to
                  the requirements of Treas. Reg. Sec. 1.897-2(h), and dated no more than 30 days prior to the Closing, certifying that the Shares do not constitute a U.S. real property interest (USRPI), as that term is defined in Section 897(c) of the Code (a copy of which will have been filed with the Internal Revenue Service prior to Closing pursuant to the requirements of Treas. Reg. Sec. 1.897-2(h)(2)) (the "Statement"). If such Statement is not received, Buyer shall be entitled to withhold 10% of the Purchase Price as required by Section 1445 of the Code; and

                           (vi) such other documents and instruments as are
                  required to be delivered pursuant to the terms hereof, or that Buyer may reasonably request to effect the transactions contemplated hereby.

         (b) Buyer will deliver to Seller:

                  (i) the Purchase Price in the form of:

                           (A) certificates for the Stock Consideration; and

                           (B) the Additional Cash Consideration, in immediately
                  available funds, by wire transfer to an account, which account shall be specified by Seller no later than two business days prior to the Closing Date; and

                  (ii) such other documents and instruments as are required to be delivered pursuant to the terms hereof, or that Seller may reasonably request to effect the transactions contemplated hereby.

                                  ARTICLE III.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III).

         3.1 ORGANIZATION OF SELLER. Each Seller Party is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

         3.2 DUE AUTHORIZATION. The execution, delivery, and performance by Seller of this Agreement and by Guarantor of the Guaranty:

                  (a) has been duly authorized by all necessary internal action of Seller and Guarantor, as applicable, and does not require any consent, waiver, approval,


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         order, authorization or permit of, or registration, filing with or notification to any Person; and

                  (b) does not conflict with or result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, purchase, first refusal, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, either Seller Party's organizational documents, any order or judgment of any Governmental Authority or any law or regulation, or any note, lease, mortgage, license, agreement or other instrument or obligation to which either Seller Party is a party or by which it or its properties or assets may be bound.

         3.3 DUE EXECUTION. This Agreement and the Guaranty have been duly executed and delivered by a duly authorized officer of Seller and Guarantor, as applicable.

         3.4 LEGAL, VALID AND BINDING OBLIGATIONS. This Agreement and the Guaranty constitutes a legal, valid and binding obligation of the applicable Seller Party, enforceable against the applicable Seller Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and by general principles of equity.

         3.5 NO LITIGATION. There is no pending or, to the knowledge of Seller or Guarantor, threatened action or proceeding before any court or other Governmental Authority, or arbitrator by or against, or involving any Seller Party or its Affiliates, which questions or challenges the validity or enforceability of this Agreement, the Guaranty or any action taken or to be taken by any Seller Party pursuant to this Agreement or the Guaranty or in connection with the transactions contemplated hereby or thereby.

         3.6 CAPITALIZATION OF THE COMPANY; AGREEMENTS PERTAINING TO STOCK. The Company's authorized capital stock consists of 20,000 shares of common stock, par value $1.00 per share. None of such capital stock is outstanding or has been authorized for issuance other than the Shares. The Shares have been validly issued and are fully paid and nonassessable, and other than pursuant to (i) the Stockholders Agreement dated May 22, 1996, by and among the Company, NOVA Gas Services (U.S.) Inc., and Chevron U.S.A., Inc., as amended (the "Stockholders Agreement"), (ii) the Voting Agreement dated the date hereof, by and between the Company and Illinova Corporation (the "Voting Agreement"), (iii) this Agreement or (iv) with respect to the Dynegy Stock, the Merger Agreement, neither the Shares nor the Dynegy Stock are subject to any agreements or understandings among any Persons with respect to the voting or transfer of the Shares or the Dynegy Stock.

         3.7 BROKERS' FEES. No Seller Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby for which Buyer or the Company could become liable.


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         3.8 THE COMPANY'S ASSETS AND LIABILITIES. Except as disclosed on
Schedule 3.8, the Company's sole assets other than cash and cash equivalents are 38,789,876 shares of common stock of Dynegy, par value $.01 per share (the "Dynegy Stock"). Seller is, and at the Closing will be, the record and beneficial owner of, and upon the Closing Buyer will acquire, good, valid, and marketable title to, the Shares, free and clear of all liens, encumbrances and restrictions on transferability, other than (i) those that may arise because of any actions taken by or on behalf of Buyer or its Affiliates or (ii) restrictions on transfer that may be imposed by federal, state or other securities laws. There are no preemptive or similar rights with respect to the Company's capital stock and the Shares were issued without violation of any such rights. Other than this Agreement, the Stockholders Agreement and the Voting Agreement, there are no subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating a Person to purchase, sell or issue any shares of the capital stock of the Company (including the Shares) or the Dynegy Stock or any other securities convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such Shares or the Dynegy Stock. Except as contemplated by (i) the Merger Agreement, (ii) the Stockholders Agreement, or (iii) the Voting Agreement, neither the Company nor Seller is a party to any voting agreements, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any shares of the Company's capital stock, the Shares or the Dynegy Stock, or any agreement with respect to the transferability, purchase or redemption of any shares of capital stock of the Company, the Shares or the Dynegy Stock. Except as contemplated by this Agreement, the Company has no liabilities, obligations, costs or expenses of any nature whatsoever, whether now known or unknown, asserted or unasserted, accrued or unaccrued, liquidated, unliquidated or due or to become due, (including, without limitation, other than as a result of the transactions contemplated hereby, any liability in respect of Taxes of any kind whatsoever) in excess of amounts reserved therefor that affect the Company or its ownership of the Dynegy Stock.

         3.9 COMPANY ACTIVITIES. Since March 26, 1999, the Company has not engaged in any business or other activity (other than the ownership of the Dynegy Stock) that will have an adverse effect on the Company's properties, assets, operations, business or prospects. Other than the Dynegy Stock, the Company has no subsidiaries or equity investments in any Person or enterprise. Prior to March 26, 1999, the Company did not engage in any activities other than as a holding company for, and owning stock and other interests and investments in, the following entities, among others: Dynegy (formerly NGC Corp.); Itron, Inc.; British Gas Americas, Inc. (formerly British Gas Delaware, Inc. and British Gas Technology, Inc.); British Gas Capital, Inc.; BG Exploration America, Inc.; British Gas Services, Inc. (formerly BG US Services, Inc.; and British Gas Exploration and Production, Inc.); British Gas Finance, Inc.; British Gas Financial Products, Inc.; British Gas General Partner, Inc.; British Gas Global Services, Inc.; British Gas Inspection Services, Inc. (formerly BG Inspection Services, Inc.); British Gas Limited Partner, Inc.; British Gas Methane Arctic, Inc.; British Gas Methane Polar, Inc.; British Gas NGC LP; BG Tunisia, Inc. (formerly Freeway Housing, Inc. and Houston Oil & Minerals of Tunisia, Inc.).


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
         3.10 BALANCE SHEET. At or prior to the Closing, the Company shall deliver to Buyer accurate and complete copies of the Company's audited balance sheet as of the date of the most recently completed audit of the Company prior to the Closing Date (the "Balance Sheet"), and the related statements of income and stockholders' equity, for the period since March 26, 1999. The Balance Sheet
(i) shall be prepared from the books and records of the Company and (ii) shall accurately and fairly present the Company's financial position as of its date. The Balance Sheet (including the notes thereto) will have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the period covered thereby, and present fairly the Company's financial condition as of the applicable audit period. At the Closing, Seller shall deliver to Buyer accurate and complete copies of the Company's unaudited balance sheet (including notes) as of the Closing Date, and the related statements of income and stockholders' equity, since the date of the Balance Sheet. Such unaudited balance sheet (including the notes thereto) shall reflect that the Company has net assets (determined without regard to the Dynegy Stock) having a fair market value of at least $800,000.

         3.11 TAXES.

                  (a) The Company has timely filed (or will timely file) all Tax Returns required to be filed by it in, or with respect to Taxes for, any period ending before the Closing Date. All Tax Returns filed by the Company prior to the Closing Date or for any period ending before the Closing Date correctly reflect the applicable facts regarding the income, business, assets, operations, activities, status or other matters of the Company or any other information required to be shown thereon. The foregoing Tax Returns are not subject to penalties under
         Section 6662 of the Code relating to accuracy-related penalties, or any other provision of the Code (or any corresponding provisions of state, local or foreign Tax law) or any predecessor provision of law. No extension of time within which to file any Tax Return that has not been filed has been requested or granted, by, or on behalf of, the Company.

                  (b) The Company is not a party to or bound by any current Tax indemnity, Tax sharing or Tax allocation agreement (and any such agreements to which the Company was previously a party have been cancelled or otherwise terminated.

                                  ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

         4.1 ORGANIZATION OF BUYER. Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.


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         4.2 DUE AUTHORIZATION. The execution, delivery, and performance by
Buyer of this Agreement:

                  (a) has been duly authorized by all necessary internal action of Buyer and does not require any consent, waiver, approval, order, authorization or permit of or registration, filing with or notification to any Person; and

                  (b) does not conflict with or result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, purchase, first refusal, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, Buyer's organizational documents, any order or judgment of any Governmental Authority or any law or regulation, or any note, lease, mortgage, license, agreement or other instrument or obligation to which Buyer is a party or by which it or its properties or assets may be bound.

         4.3 DUE EXECUTION. This Agreement has been duly executed and delivered by a duly authorized officer of Buyer.

         4.4 LEGAL, VALID AND BINDING OBLIGATIONS. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and by general principles of equity.

         4.5 NO LITIGATION. There is no pending or, to the knowledge of Buyer, threatened action or proceeding before any court or other Governmental Authority, or arbitrator by or against, or involving Buyer or its Affiliates, which questions or challenges the validity or enforceability of this Agreement or any action taken or to be taken by Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby.

         4.6 BROKERS' FEES. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby for which either Seller or Guarantor could become liable.

                                   ARTICLE V.
                        CONDITIONS TO OBLIGATION TO CLOSE


         5.1 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) the representations and warranties set forth in Article III shall be true and correct in all material respects at and as of the Closing Date (provided that any breach or misrepresentation resulting in a liability for which Seller


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         acknowledges in writing that it will indemnify Buyer shall not be deemed to be a breach of this section); Seller shall have performed and complied with all of its covenants hereunder in all material respects prior to the Closing Date; and Buyer shall have received a certificate from a duly authorized officer of Seller as to the satisfaction of this condition;

                  (b) Seller will have made the deliveries contemplated by
         Section 2.4;

                  (c) since the date of this Agreement there must not have been any change in law which, or announced contemplated change in law the passage of which, could reasonably be expected to have, as a result of the consummation of the transactions contemplated by this Agreement, a Material Adverse Effect on the Company; and

                  (d) all of the conditions precedent to the closing of the transactions contemplated by the Merger Agreement have been satisfied or waived as contemplated by the Merger Agreement.

         Buyer may waive any condition specified in this Section 5.1 if it executes a writing expressly so stating at or prior to the Closing.

         5.2 CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the transactions contemplated hereby and to perform its respective obligations under this Agreement in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) the representations and warranties set forth in Article IV shall be true and correct in all material respects at and as of the Closing Date (provided that any breach or misrepresentation resulting in a liability for which Buyer acknowledges in writing that it will indemnify Seller shall not be deemed to be a breach of this section); Buyer shall have performed and complied with all of its covenants hereunder in all material respects prior to the Closing; and Seller shall have received a certificate from a duly authorized officer of Buyer as to the satisfaction of this condition;

                  (b) Buyer will have made the deliveries contemplated by
         Section 2.4;

                  (c) since the date of this Agreement there must not have been any change in law which, or announced contemplated change in law the passage of which, could reasonably be expected to have, as a result of the consummation of the transactions contemplated by this Agreement, a Material Adverse Effect on Seller;

                  (d) Buyer will have provided to Seller a certificate from a duly authorized officer of Buyer certifying that all of the conditions precedent to the closing of the transactions contemplated by the Merger Agreement have been satisfied or waived as contemplated by the Merger Agreement; and


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
                  (e) Dynegy will have delivered to the Company a statement, dated no more than 30 days prior to the Closing, certifying that the Dynegy Stock is not a USRPI.

         Seller may waive any condition specified in this Section 5.2 if it executes a writing expressly so stating at or prior to the Closing.

                                  ARTICLE VI.

                                  TAX MATTERS

         6.1 TAX INDEMNITIES.

                  (a) Seller shall indemnify Buyer and hold it harmless from and against any liability for Taxes (i) imposed on the Company in respect of its income, business or operations for any period prior to the Closing Date (a "Pre-Closing Period"), (ii) imposed on the Company pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Code (or pursuant to any analogous provision of state or local law) as a result of the affiliation of any company with the Company during a Pre-Closing Period or (iii) attributable to any change in accounting method employed by the Company prior to the Closing Date (but only to the extent that the amount of such Taxes is in excess of the amount accrued for Taxes in the books and records of the Company as of the Closing Date); provided, however, that no indemnity shall be provided under this Article VI for (x) any Taxes resulting from a breach by Buyer of its representations, warranties and obligations under this Agreement, (y) Taxes attributable to, or arising as a result of, any transactions contemplated by this Agreement or (z) any liability for Taxes resulting from elections under Section 338 of the Code with respect to the Company (or any comparable elections under the state or local Tax laws). Indemnity payments under this Article VI shall be made on an After-Tax Basis.

                  (b) From and after the Closing Date (a "Post Closing Period"), Buyer shall indemnify Seller and hold it harmless from and against all Taxes imposed on the Company that are not subject to indemnification pursuant to Section 6.1(a) or Article VII.

                  (c) Any Taxes (other than U.S. federal income taxes) of the Company not otherwise indemnified under this Article VI for a period beginning before the Closing Date and ending after the Closing Date (a "Straddle Period") shall be apportioned between Seller and Buyer, in the case of real and personal property taxes and franchise taxes not based on gross or net income or capital (including net worth or long-term debt) or gross or net assets, on a per diem basis and, in the case of other Taxes (including sale and transfer Taxes), shall be determined based on the actual activities and operations of the Company during the portion of such period that is a Pre-Closing Period and the portion of such period that is a Post-Closing Period. Notwithstanding the foregoing, in the case of any Tax based upon or measured by capital (including net worth or long-term debt) or gross or net


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
         assets or intangibles, the amount of such Tax allocated to the Pre-Closing Period shall be computed by reference to the average level of such items during the Pre-Closing Period.

                  (d) Payment by an indemnitor of any amount due under this
         Section 6.1 shall be made within 30 days following written notice by the indemnitee that payment of such amount to the appropriate Tax authority is due, provided that the indemnitor shall not be required to make any payment earlier than two days before it is due to the appropriate Tax authority. If Seller receives an assessment or other notice of Taxes due with respect to the Company for any Pre-Closing Period for which Seller is not responsible, in whole or in part, pursuant to Section 6.1(a) and Seller pays such Tax, then Buyer shall pay Seller, in accordance with the first sentence of this Section 6.1(d), the amount of such Tax for which Seller is not responsible under Section 6.1(a). In the case of a Tax that is contested in accordance with the provisions of Section 6.3, payment of such Tax to the appropriate Tax authority will not be considered to be due earlier than the date of a final determination with respect to such Tax. Failure to pay amounts when due pursuant to this Section 6.1(d) shall result in the imposition of an interest charge at the applicable rate prescribed under Section 6621(a)(1) of the Code (but only to the extent that (i) such interest does not constitute a Tax (as defined herein) or
         (ii) the indemnitee is not otherwise indemnified therefor). Notwithstanding anything herein to the contrary, the indemnified party may make more than one request for payment under this Agreement with respect to any indemnifiable Tax imposed by a Tax jurisdiction to the extent the amount of such indemnifiable Tax is adjusted or redetermined from time to time.

         6.2 REFUNDS AND TAX BENEFITS.

                  (a) Buyer shall promptly pay to Seller any refund or credit (including any interest paid or credited with respect thereto) received by Buyer or the Company of Taxes relating to Pre-Closing Periods or attributable to an amount paid by or on behalf of Seller under Section 6.1; provided, however, that payments with respect to credits shall be made no earlier than the time as such credit reduces or could reduce the Tax liability of Buyer and its Affiliates, including the Company. If any refund or credit of Taxes for which a payment has been made pursuant to Section 6.2 is subsequently reduced or disallowed, Seller shall indemnify and hold harmless payor for any Tax liability assessed against such payor because of the reduction or disallowance. Buyer shall, if Seller so requests and at Seller's expense, cause the relevant entity to file for and obtain any refund to which Seller is entitled under this Section 6.2. Subject to Section 6.3, Buyer shall permit Seller to control (at Seller's expense) the prosecution of any such refund claim, and shall cause the relevant entity to authorize by appropriate power of attorney such persons as Seller shall designate to represent such entity with respect to such refund claim.

                  (b) If and to the extent that Seller receives a refund or credit of federal, state or local Taxes for any Pre-Closing Period attributable solely to the carryback of losses, credits or similar items arising in any Post-Closing Period and attributable to the Company, Seller shall promptly pay to Buyer the amount of such refund or credit, together with any interest paid or credited with respect thereto. If any refund or credit of Taxes for which a payment has been made pursuant to this Section 6.2(b) is subsequently reduced or disallowed, Buyer shall indemnify and hold harmless payor for any Tax liability, including interest, assessed by reason of the reduction or disallowance.

         6.3 CONTESTS.

                  (a) After the Closing Date, Buyer shall notify Seller promptly (and in any event within 15 business days) of the commencement of any Tax audit or administrative or judicial proceeding, or of any demand or claim on Buyer or the Company, with respect to the Company or its subsidiaries for any period beginning before Closing or the receipt of any notice of proposed adjustment by Buyer or the Company (a "Tax Indemnification Event"), which could give rise to a claim for indemnification under Section 6.1 or, in the case of the breach of a representation in Section 3.11, Article VII. Such notice shall contain factual information (to the extent known to Buyer or the Company) with respect to the Tax Indemnification Event in reasonable detail and shall include copies of any notice or other document received from any Taxing authority in respect thereof. If Buyer fails to give Seller notice within a reasonable period of time or in sufficient detail to apprise Seller of the nature of the claim (in each instance taking into account the facts and circumstances of such claim), Seller shall not be liable under this Agreement for such claim to the extent, if any, that the rights of Seller with respect to such claim are actually prejudiced.

                  (b) Subject to Section 6.3(d), Seller may elect to direct, through counsel of its own choosing and at its own expense, any audit, claim for refund or administrative or judicial proceeding involving any Pre-Closing Tax Periods with respect to which (and to the extent that) indemnity may be sought from Seller, under Section 6.1 or, in the case of the breach of a representation in Section 3.11, Article VII (any such audit, claim for refund or proceeding is referred to herein as a "Contest"). If Seller elects to direct a Contest it shall within 15 business days of receipt of the notice of the Tax Indemnification Event relating to such Contest notify Buyer of its intent to do so and, if requested by Buyer, Seller shall furnish to Buyer in due course, as a condition to further pursuing such Contest, an opinion of Seller's independent Tax counsel to the effect that Seller has a reasonable basis to pursue such Contest. If Buyer is requested (or, if an election by Seller is not timely made, shall determine) to pay the Tax claimed and sue for a refund, Seller shall make a tentative indemnity payment to the party making such payment. In the case of any Contest, Buyer or the Company, as the case may be, shall not make payment of the Tax in question for at least 30 days (or such shorter time period as may be required by applicable law) after the giving of notice to Seller of its intention to do so (and if Seller has elected to direct the Contest shall not make payment unless requested by Seller), shall give to Seller any information reasonably requested by Seller relating to such Contest and otherwise shall cooperate with Seller in good faith in order to contest effectively any such Contest and, to the extent not inconsistent with Buyer's or the Company's control over the portion of proceedings that relate to issues other than those subject to this indemnity (as described below), shall permit Seller to control such proceedings relating to any Contest. Buyer or its duly appointed representatives shall be allowed to attend all meetings between Seller and the Taxing authority in question and shall be provided with copies of all correspondence and documents relating to such Contest (other than internal correspondence and documents that are privileged or confidential). If Seller fails to notify Buyer of its election as herein provided, then until receiving notification as to Seller's intentions, each of Buyer and the Company shall take such reasonable steps as may be prudent and within its capacity to preserve the right of the relevant entity to contest such asserted Tax liability and may pay, compromise or contest such asserted Tax liability. However, in each such case, neither Buyer nor the Company may settle or compromise any asserted Tax liability over the objection of Seller; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. If Buyer or the Company assumes control of a Contest with respect to Taxes pursuant to the foregoing, provided that Seller has acted in good faith, Seller shall retain the right at any time thereafter and immediately upon notice to the entity that shall have assumed control of such Contest, to assume itself, at Seller's expense, sole direction and control of such Contest, as set forth above. If Seller chooses to direct the Contest, Buyer shall promptly empower and shall cause the Company promptly to empower (by power of attorney and such other documentation as may be necessary and appropriate) such representatives of Seller as it may designate to represent Buyer and/or the Company in the Contest insofar as the Contest involves an asserted Tax liability for which Seller could be liable under Section 6.1 or, in the case of a breach of a representation in Section 3.11, Article VII.

                  (c) If, after actual receipt by Buyer or the Company of an amount paid by Seller as a tentative adjustment pursuant to paragraph
         (b), the extent of the liability of Buyer or the Company with respect to the indemnified matter for which Seller is liable under this Agreement shall be established by final determination to be a lesser amount, Buyer or the Company, as the case may be, shall promptly pay to Seller the amount of such difference, including all or the portion of any refund received by or credited to Buyer or the Company with respect to the indemnified matter (together with any interest paid or credited thereon by the Taxing authority) plus (i) the amount of the Tax savings, if any, realized by Buyer or the Company as a result of such payment, and (ii) interest at the rate which shall be applicable under section 6621(a)(1) of the Code in respect of federal income taxes and at the rate provided by applicable law in respect of other Taxes from time to time from the date of actual collection by Buyer or the Company of such refund (and any such interest thereon) to the date of payment to Seller thereunder.

                  (d) Nothing contained herein shall require Buyer or the Company (i) to contest a Contest which it would otherwise be required to contest pursuant to this Agreement or (ii) to permit Seller control any such Contest, if Buyer shall waive the payment by Seller of any amount that might otherwise be payable by Seller hereunder (or under Article VII) by way of indemnity with respect to such Contest. Upon any such waiver, Buyer or its Affiliates, as the case may be, shall repay to Seller any payments made with respect to such Contest pursuant to Section 6.3(b) together with interest at the rate which shall be applicable under
         Section 6621(a)(1) of the Code from time to time from the date the payment was paid by Seller to the date of repayment by Buyer or its Affiliate.

         6.4 PREPARATION OF TAX RETURNS. Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns relating to the Company and its subsidiaries that are due (taking into account any applicable extension periods) not more than 30 days after the Closing Date. Buyer shall prepare and timely file or cause the Company to prepare and timely file all Tax Returns relating to the Company and its subsidiaries that are due (taking into account any applicable extension periods) more than 30 days after the Closing Date. Returns required to be filed by Buyer in respect of a period beginning prior to the Closing Date shall be prepared on a basis consistent with those prepared for prior Tax years unless a different treatment of an item is required by an intervening change in law. Buyer shall furnish Seller with a copy of any Tax Return so prepared by it for a period beginning prior to the Closing Date at least 30 days before the anticipated filing date thereof and, in preparing such Tax Returns, shall accept any comments made by Seller with respect to any issue or item which could give rise to a claim for indemnification; provided, however, that this sentence shall not apply in respect of any comments for which Seller does not provide Buyer, if so requested in writing to do so, with an opinion of nationally recognized counsel, obtained at Seller's expense, to the effect that there is a more likely than not basis for Seller's comment.

         6.5 COOPERATION AND EXCHANGE OF INFORMATION. Following the Closing, Seller and Buyer shall provide each other, and Buyer shall cause its Affiliates to provide Seller, with such cooperation and information as reasonably may be requested in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax authorities. Each of Seller, Buyer and their Affiliates shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each of Seller, Buyer and the Company shall retain all Tax Returns, schedules and work papers and all material records or other documents that are in its possession immediately following the Closing, or created by or on behalf of it thereafter, relating to Tax matters of the Company for the taxable period of each relevant jurisdiction first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (without extension) for such returns. Any information obtained under this Article VI shall be confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

         6.6 MISCELLANEOUS.

                  (a) The parties agree that all payments made under this
         Article VI, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants shall constitute adjustments to the Purchase Price and that they shall report all such payments on that basis in all Tax Returns filed with any taxation authority for purposes hereof. If, contrary to the intent of the parties as expressed in the foregoing sentence, any indemnity payment made pursuant to this Agreement is treated as taxable income of the recipient, then the payor shall indemnify and hold harmless the recipient for any liability for Taxes attributable to the receipt of such payment.

                  (b) Except in the case of a breach of a representation in
         Section 3.11, this Article VI shall be the sole provisions governing indemnities and claims for Taxes under this Agreement.

                  (c) For purposes of this Article VI, all references to Buyer, Seller or the Company include successors in interest, whether by operation of law or otherwise.

                  (d) The covenants and agreements of the parties hereto contained in this Article VI shall survive the Closing and shall remain in full force and effect until the expiration of all statutes of limitations with respect to any Taxes that would be indemnifiable by Seller under Section 6.1(a) or Article VII, or by Buyer under Section 6.1(b).

                                  ARTICLE VII.

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each representation, warranty and covenant of the parties contained in this Agreement shall survive the Closing until the expiration of the applicable statute of limitations. Seller shall be liable and shall indemnify and hold Buyer harmless from, any losses, damages (including incidental and consequential damages), liabilities, payments, obligations, penalties, costs, expenses (including reasonable fees and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation in connection with any Action or threatened Action) of any kind or nature whatsoever ("Damages") related to any breaches of representations, warranties and covenants of Seller contained in this Agreement; provided, however, that no indemnification shall be provided under this Article VII for any Damages for which Buyer is indemnified pursuant to Article VI. Buyer shall be liable and shall indemnify and hold Seller harmless from any Damages related to any breaches of representations, warranties and covenants of Buyer contained in this Agreement. Payments under this Article VII shall be made on an After-Tax Basis.

         7.2 INDEMNIFICATION OBLIGATION ABSOLUTE. The right to indemnification, payment of Damages or other remedy under this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired or capable of being acquired, at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or the compliance with, any such representation, warranty, covenant or obligation; provided however, that any party claiming the right to indemnification, payment of Damages or other remedy hereunder shall provide notice to the indemnifying party of any Damage that becomes known to such indemnified party after the Closing, and the indemnifying party shall not be obligated to make any payments related to additional Damage incurred directly as a result of a failure by the indemnified party to deliver such a notice if such failure materially prejudices the indemnifying party's ability to mitigate the Damage. The negligence of the party demanding indemnification, regardless of whether such negligence is alleged or proven, will not serve as a bar to, or be a defense to, any claim arising from any breach of this Agreement. Unless expressly specified, the waiver of any condition based on the accuracy of any representation or warranty, or of the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations.

         7.3 LIMITATIONS ON SELLERS' INDEMNIFICATION LIABILITY. Seller will have no liability under this Article VII for Damages related to breaches of the representations, warranties and covenants contained in this Agreement unless and until the aggregate Damages claimed under this Article VII exceeds $50,000 (the "THRESHOLD AMOUNT"); provided, that once such amount exceeds the Threshold Amount, the Damages payable hereunder shall relate back to the first dollar and Buyer will be entitled to recover all amounts to which they are entitled as a result thereof; provided further that Seller's liability under this Article VII for Damages shall not exceed the Purchase Price (with the value of the Stock Consideration being valued immediately following the Closing).

         7.4 THIRD PARTY CLAIM PROCEDURES.

                  (a) If any third party shall notify any of the parties hereto with respect to the commencement of any Action (a "Third Party Claim") which may give rise to a claim for indemnification against any other party under Section 7.2, then the indemnified party shall promptly give notice to the indemnifying party. Failure to notify the indemnifying party will not relieve the indemnifying party of any liability or obligation that it may have to the indemnified party, except to the extent the defense of such Action is materially prejudiced by the indemnified party's failure to give such notice.

                  (b) An indemnifying party will have the right to defend against a Third Party Claim with counsel of its choice reasonably satisfactory to the indemnified party if (i) within 15 days following the receipt of notice of the Third Party Claim the indemnifying party notifies the indemnified party in writing that the indemnifying party will indemnify the indemnified party from and against the entirety of any Damages the indemnified party may suffer resulting from, relating to, arising out of, or attributable to the Third Party Claim, (ii) the Third Party Claim involves only money Damages and does not seek an injunction or other equitable relief, and (iii) the indemnifying party continuously conducts the defense of the Third Party Claim actively and diligently.

                  (c) So long as the indemnifying party is conducting the defense of the Third Party Claim in accordance with Section 7.4(b), (i) the indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,
         (ii) the indemnified party will not consent to the entry of any order, decree or judgment with respect to the Third Party Claim without the prior written consent of the indemnifying party (not to be withheld unreasonably), and (iii) the indemnifying party will not consent to the entry of any order, decree or judgment with respect to the Third Party Claim without the prior written consent of the indemnified party (not to be withheld unreasonably, provided that it will not be deemed to be unreasonable for an indemnified party to withhold its consent (A) with respect to any finding of or admission of any violation of any law, order, decree, judgment or permit, or (B) if any portion of such order, decree or judgment would not remain sealed).

                  (d) If any condition in Section 7.4(b) is or becomes unsatisfied, (i) the indemnified party may defend with attorneys of its choice against, and consent (with the consent of the indemnifying party, such consent not to be unreasonably withheld or delayed) to the entry of any order, decree or judgment with respect to a Third Party Claim in any manner it may deem appropriate, (ii) the indemnifying party will be obligated to reimburse the indemnified party promptly and periodically for Damages related to defending against the Third Party Claim, and (iii) each indemnifying party will remain liable for any Damages the indemnified party may suffer relating to the Third Party Claim to the fullest extent provided in this Article VII.

         7.5 MISCELLANEOUS. Seller shall (and shall cause its affiliates to) hold the Company and Buyer harmless from any rights of contribution or indemnification it or its affiliates may have against the Company as a result of Damages Seller or its affiliates may incur under this Agreement or as a result of owning the Company or otherwise.

         7.6 ARBITRATION. Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach thereof, shall be finally settled under the Rules of Arbitration of the American Arbitration Association. The arbitration proceeding shall be held in Wilmington, Delaware. The arbitral award shall be in writing, shall be rendered within three months after submission of the matter, and shall be final and binding on the parties. The arbitration shall be before a single arbitrator with prior professional experience as a lawyer, accountant or investment banker with corporate acquisitions with values in excess of $500 million. Except to the extent determined by the arbitrator, his decision shall be based solely upon written submissions. In the absence of any award, each party shall bear its own costs and the parties shall share equally the fees and expenses of the arbitrator. In the event of an award, the arbitrator may elect to award a prevailing party its reasonable costs attendant to the arbitration if he determines that the losing party's position was unreasonable or without significant merit. Judgment upon the award (for purposes of enforcement) may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.


                                  ARTICLE VIII.
                                  MISCELLANEOUS

         8.1 ADDITIONAL COVENANTS.

                  (a) Except as expressly permitted by this Agreement, from the date hereof to and including the Closing Date, Seller will not, and will cause the Company not to, take any action, or fail to take any reasonable action (in each case consistent with the terms of this Agreement), as a result of which Seller would not be reasonably likely to be able to deliver the certificate contemplated by Section 5.1(a). Prior to Closing, Seller will provide Buyer with such information as Buyer reasonably requests concerning the status of the business, operations and finances of the Company.

                  (b) Seller has provided Buyer with accurate and complete copies of Guarantor's most recently completed audited balance sheet prior to the date hereof, and prior to Closing will provide Buyer with accurate and complete copies of Guarantor's most recently completed balance sheet prior to the Closing Date, such balance sheets to be prepared consistent with Guarantor's past accounting practices. Guarantor has no plan or intent to, and after the date hereof Guarantor will not, take any action which could have a Material Adverse Effect on Guarantor. Guarantor has no plan or intent to, and after the date hereof Guarantor will not, materially alter its assets and/or liabilities so as to impair Guarantor's ability to satisfy its obligations under the Guaranty.

                  (c) From the day before the Closing Date until the Closing, Seller will not, and will cause the Company not to, take any affirmative action, or fail to take any reasonable action (in each case consistent with the terms of this Agreement), as a result of which a Material Adverse Effect could occur with respect to Taxes of any kind whatsoever that affect the Company or its assets.

         8.2 TERMINATION OF AGREEMENT. If the Merger Agreement (the "Merger Agreement") among Illinova Corporation, Buyer, Energy Convergence Acquisition Company, Dynegy Acquisition Company and Dynegy, dated the date hereof, is terminated, this Agreement shall terminate and all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party.

         8.3 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified, or supplemented only by written agreement of Dynegy and the parties hereto.

         8.4 WAIVER OF COMPLIANCE; CONSENTS. Any failure of a party to comply with any obligation, covenant, agreement, or condition herein may be waived by the parties hereto; provided, however, that any such waiver may be made only by a written instrument signed by the parties hereto and Dynegy granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.4, with appropriate notice in accordance with Section 8.8.

         8.5 ASSIGNMENT; THIRD PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto, and their respective successors and assigns any right, remedy, or claim under or by reason of this Agreement or any provision herein contained, except that the parties hereto acknowledge that Dynegy is a third party beneficiary of this Agreement. No party may assign its rights or obligations under this Agreement to any Person without the written consent of the other parties hereto, such consent not to be unreasonably withheld.

         8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Delaware (without regard to its conflicts of law doctrines).

         8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

         8.8 NOTICES. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

         If to Buyer:

         Energy Convergence Holding Company
         1000 Louisiana
         Suite 6700
         Houston, TX 77002
         Attention: Kenneth Randolph
         Telecopy: (713) 507-6808


         with copies to (such copy not to constitute notice):

         Illinova Corporation
         500 South 27th Street,
         Decatur, Illinois  62521
         Attention:  President
         Telecopy: (217) 362-7458

         and:

         Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         1900 Pennzoil Place, South Tower
         711 Louisiana Street
         Houston, Texas 77002
         Attn:    Robert B. Allen
         Telecopy: (713) 236-0822

         If to Seller:

         British Gas Atlantic Holdings BV
         3032 AC Rotterdam
         Wilhelminaplein 14
         3072 DE Rotterdam
         The Netherlands
         Attn: Loek de Preter
         Telecopy: 3110 290 6581

         with a copy to (such copy not to constitute notice):

         Shearman & Sterling
         599 Lexington Avenue
         New York, New York 10022
         Attention:  Alfred J. Ross, Jr. and Douglas McFadyen

         Telecopy:  (212) 848-7179

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) three business days after being deposited with a next-day courier, postage prepaid, or (iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

         8.9 SERVICE OF PROCESS. Seller hereby irrevocably appoints The Corporation Trust Company located at 1209 Orange Street in Wilmington, Delaware, as its lawful agent in Delaware to receive and forward on their behalf service of all necessary processes in any action, suit, or proceeding arising under this Agreement that may be brought against Seller in any court (including federal courts) in Delaware. Such service of process or notice received thereof by the agent will have the same force and effect as if served upon Seller. Seller will pay all costs and expense and circulate forms as may be required by The Corporation Trust Company in this capacity.

         8.10 HEADINGS The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.11 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         8.12 SEVERABILITY. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or, unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

         8.13 FURTHER ASSURANCES. Each party to this Agreement agrees to execute such documents or instruments, and to take such action, as the other party may reasonably request after the date hereof in order to effectuate and perfect the indemnification contemplated hereby.

                REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

                                               ENERGY CONVERGENCE HOLDING
                                               COMPANY


                                               By:    /s/ Charles E. Bayless
                                                      --------------------------
                                               Name:  Charles E. Bayless
                                                      --------------------------
                                               Title: President
                                                      --------------------------

                                               BRITISH GAS ATLANTIC
                                               HOLDINGS BV


                                               By:    /s/ L.M.O.C. de Preter
                                                      --------------------------
                                               Name:  L.M.O.C. de Preter
                                                      --------------------------
                                               Title: Director
                                                      --------------------------

                                    GUARANTY

         WHEREAS, British Gas Atlantic Holdings BV, a Dutch corporation ("Seller"), is a wholly owned subsidiary of BG Overseas Holdings Limited, a company incorporated under the laws of England and Wales ("Parent"); and

         WHEREAS, Parent is directly and indirectly benefiting from the consummation of the transactions contemplated in the Stock Purchase Agreement, dated the date hereof, by and between Energy Convergence Holding Company and Seller, and any amendments or supplements thereto (the "Purchase Agreement").

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent hereby unconditionally, absolutely and continuously guarantees Seller's payment and performance of its liabilities and obligations under the Purchase Agreement. Parent hereby waives any right to require Buyer to
(a) proceed against Seller, (b) have Parent joined with Seller in any suit or proceeding arising out of this Guaranty, or (c) pursue any other remedy in Buyer's power whatsoever.

         Any dispute, controversy or claim arising out of or in connection with this Guaranty, or the breach thereof, shall be finally settled under the Rules of Arbitration of the American Arbitration Association. The arbitration proceeding shall be held in Wilmington, Delaware. The arbitral award shall be in writing, shall be rendered within three months after submission of the matter, and shall be final and binding on the parties. The arbitration shall be before a single arbitrator with prior professional experience as a lawyer, accountant or investment banker with corporate acquisitions with values in excess of $500 million. Except to the extent determined by the arbitrator, his decision shall be based solely upon written submissions. In the absence of any award, each party shall bear its own costs and the parties shall share equally the fees and expenses of the arbitrator. In the event of an award, the arbitrator may elect to award a prevailing party its reasonable costs attendant to the arbitration if he determines that the losing party's position was unreasonable or without significant merit. Judgment upon the award (for purposes of enforcement) may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

         Guarantor hereby irrevocably appoints CT Corporation System in Wilmington, Delaware, as its lawful agent in Delaware to receive and forward on their behalf service of all necessary processes in any action, suit, or proceeding arising under this Agreement that may be brought against Guarantor in any court (including federal courts) in Delaware. Such service of process or notice received thereof by the agent will have the same force and effect as if served upon Guarantor. Guarantor will pay all costs and expense and circulate forms as may be required by CT Corporation System in this capacity.

         This Guaranty shall be governed by and construed in accordance with the laws of Delaware (without regard to its conflicts of law doctrines).

         IN WITNESS WHEREOF, Parent has caused this Guaranty to be duly executed as of the 14th day of June, 1999.


                                 BG OVERSEAS HOLDINGS LIMITED



                                 By:    /s/ Tom Melvin
                                        ----------------------------------------
                                 Name:  Tom Melvin
                                        ----------------------------------------
                                 Title: Director
                                        ----------------------------------------